reddbug

presents a

Digital Marketing Retainer Proposal

for:

Find.com

November 21, 2014

Proposal:

reddbug becomes the marketing agency of record for Find.com, essentially an extension of the Find.com team. Regular meetings (initially weekly, then moving to bi-weekly) ensure that interests and efforts are aligned. A monthly retainer-based compensation model provides flexibility and evolution to Find.com in their marketing efforts, and also allows reddbug to plan for and dedicate specific resources on a monthly basis.

Over the near term, the digital marketing core efforts will include:

PPC Testing	Run several campaign tests of multiple products in PPC. Determine which products show promise.
Ongoing Online Advertising

Launch online advertising in several areas:

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PPC – pay to advertise in Google, Yahoo/Bing, and other channels. Ongoing testing and optimization.

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Retargeting – pay to re-display advertising as users travel around the internet. Ongoing testing and optimization.

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Mobile ads – allocate some budget to target mobile users. Ongoing testing and optimization.

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Google Submissions, Analytics Registration and Google Local Listings

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General keyword strategy

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Tracking systems implementation

SEO

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Improve or confirm document-coding structure including title, meta-description, meta keywords, and other SEO encoding. Implement keyword into images ALT (HTML Argument) and link’s titles.

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General keyword strategy

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Search Engine Ranking Track

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Link building

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Tracking Systems Implementation

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Ongoing testing and optimization.

On-site Conversion Optimization / Muilti-variate testing

Run multi-variate conversion tests on Find.com, testing user flow, purchase flow, product pages, colors, messaging, placement, layout, imagery, against other factors and audiences. Ongoing testing and optimization.

User Experience / Usability and New Site Design

reddbug will evaluate the user experience of Find.com. This will include:

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Understanding the requirements, functionality, and objectives, develop initial user wireframes

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If possible, conduct research with existing users

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Need to completely understand (or help define) the Find.com brand, its guiding principles, and long-term vision

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After feedback from key team members as well as users, create full-fidelity wireframes

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Using feedback and wireframes, create initial various designs of homepage and a few select sub-pages

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Work with Find.com to analyze and iterate on the user experience and designs

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Finalize the best design to refine and pursue

Purchase Process Optimization	Evaluate and optimize the purchase process. Investigate optimal number of clicks, pages, fields, messaging, etc. Ongoing testing and optimization.

Longer term marketing efforts that could be included, with priority and selection TBD:

Segmentation Targeting Positioning (STP) Analysis

To better understand the audience we are pursuing, reddbug will conduct analysis on how to best segment the market, which segment to target, and how to position Find.com to best penetrate said segment.

Personas Development

Using the STP analysis, develop buyer personas. Buyer personas are representations of who buyers are and what they’re trying to accomplish. Additional characteristics would include what goals drive their behavior, how they think, how they buy, and why they make buying decisions.

Current Performance Analysis	reddbug will evaluation current marketing performance, investigating what is working, what is not, and where the gaps lie.
Sales Funnel Assessment

Using the marketing performance analysis, reddbug will evaluate the sales funnel. Primary research of customer and user interviews may take place here. The goal is to figure out the communication and decision making process of a customer from first touch point to final click on the purchase button.

Competitor Analysis

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Evaluate competitors to assist in planning for Find.com digital efforts. To include competitor user experience and usability, competitor product and functional analysis, as well as pricing and audience review.

User Path and Analytics	Use advanced analytics software to understand user paths, drop-off points, attribution to marketing, tag analysis, and ongoing user profiles.
Technical Assessment	Conduct research to ensure the systems and code are most efficient and able to handle advanced SEO and increase in traffic.
Content Management System	Analyze the current content management system. If improvements are possible within current system, build them. If a separate system would be more efficient, build it. This would be a custom CMS.
Mobile App / Mobile Optimize Site

Use the UX findings to create a mobile app across 3 major platforms (OS, Android, Windows). If mobile app is not desired, develop a mobile site. If mobile site is not desired, code the new website to make it at minimum mobile compatible, or even better mobile optimized site.

Online Media Plan	Develop a calendar of online marketing for the net year. To include all aspects of paid advertising, search engine optimization, social media, and content marketing.
Logo Refresh	Evaluate a new logo. Develop several options and use primary research to determine best fit.
Content Marketing

Develop a strategy and engine to continually produce content for the Find.com domain. To be executed via infographics, blog posts, white papers, brochures, product data sheets, user feedback and reviews, product expert analyses, etc. Ongoing testing and optimization.

Social Strategy	Produce and curate content to be used in social media on Facebook, Twitter, Instagram, as well as on-site and off-site blogs. Ongoing testing and optimization.
Landing Page/Squeeze Page Optimization

Launch a specific number of landing pages each month to contribute to the online advertising efforts. Run multi-variate tests to determine optimal user flows and messaging from first view in search engine to final click on landing page. Ongoing testing and optimization.

Payments Optimization and Fraud Analysis	Analyze the payments and transactional process for Find.com to more securely book sales and decrease fraud.
Customer Engagement and Advocacy / Lifecycle

Conduct research on the Find.com customer lifecycle. Introduce potential customer lifetime plans that initiate different actions on Day 0, Day 7, Day 30, etc. The objective is to increase return customer and purchases.

Affiliate Marketing	Analyze the efficiency and effectiveness of the affiliate marketing program. Fill gaps if necessary. Develop affiliate recruitment program.
Public Relations Assessment	Review potential for PR efforts with online bloggers, reporters, tech and product reviewers, etc.

Pricing:

Digital marketing monthly retainer (discounted): $6,300

Monthly compensation to reddbug at 50% equity and 50% cash:

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Equivalent of $3,150 paid monthly in restricted common stock at the average daily closing price of the PREVIOUS quarter.

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$3,150 paid in cash.

Retainer Agreement:

Find.com agrees to pay retainer for a 12-month period. Month one will be December 2014. Final month of retainer agreement will be November 2015. Renewal available.

Either party may terminate this agreement, provided that the terminating party provides thirty (30) days prior written notice to the other party of the breach and its intent to terminate.

Expenses and Procurement of Services:

Expenses: Though we do not anticipate these services will be needed, expenses for the procurement and implementation of the bulleted services listed below, including those services provided by third-parties, will be covered by the client.

Estimates will be provided to Find.com for approval prior to delivery of any services including, but not limited to, the following*:

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Large format color printing/plotting

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Off-site digital data storage media

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Overnight delivery services

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Photography & Photo processes

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Printing

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Shipping

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Travel expenses will be itemized and billed at net

Execution:

Signature of this document reflects Find.com desire to hire reddbug to perform the services outlined in this Agreement. Please sign and return this agreement to Kerry Kane at kerry@reddbug.com.

Find.com

AUTHORIZED REPRESENTATIVE SIGNATURE:

DATE:

PRINTED NAME

reddbug

AUTHORIZED REPRESENTATIVE SIGNATURE:

DATE:

PRINTED NAME